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                                                                    EXHIBIT 23.1



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                      CONSENT OF INDEPENDENT AUDITORS


Board of Directors of
Electronics Boutique Holdings Corp.:

We consent to the incorporation by reference in this registration statement on Form S-8 of Electronics Boutique Holdings Corp. of our report dated May 7,1998, with respect to the consolidated and combined balance sheets of the Electronics Boutique Group as of February 1, 1997 and January 31, 1998, and the related consolidated and combined statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended January 31, 1998, which report appears in the Post-Effective Amendment No.1 to the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 28, 1998.


/s/ KPMG Peat Marwick LLP

Philadelphia, Pennsylvania
October 2, 1998